Exhibit 21

Name and Address of Each Member of the Affiliated Group	Jurisdiction of Organization	Line of Business	Ownership
People’s United Bank, National Association	United States	Financial Services	100%
850 Main Street
Bridgeport, Connecticut

People’s Ventures II, Inc.	Connecticut	Investment Subsidiary	100%
850 Main Street
Bridgeport, Connecticut

Commerce Square Equipment Reinsurance Co. Ltd.	Turks and Caicos Islands	Insurance Underwriter	100%
2005 Market Street, 14th Floor
Philadelphia, Pennsylvania

The following subsidiaries are owned directly by People’s United Bank, National Association:

People’s United Equipment Finance Corp.	Texas	Equipment Financing	100%
1300 Post Oak Boulevard, Suite 1300
Houston, Texas

LEAF Commercial Capital, Inc.	Delaware	Equipment Financing	100%
2005 Market Street, 14th Floor
Philadelphia, Pennsylvania

BOWM Securities Corporation	Massachusetts	Investment Subsidiary	100%
1391 Main Street
Springfield, Massachusetts

The address of the following subsidiaries owned directly by People’s United Bank, National Association is 850 Main Street, Bridgeport, Connecticut:

People’s Capital and Leasing Corp.	Connecticut	Equipment Financing	100%

People’s Securities, Inc.	Connecticut	Securities Brokerage	100%

People’s United Muni Finance Corp.	Vermont	Investment Subsidiary	100%

People’s United Merchant
Services Holdings, Inc.	Connecticut	Service Corporation	100%

People’s Mortgage Investment Company	Connecticut	Connecticut Passive Investment Company	100%

People’s United Advisors, Inc.	Connecticut	Investment Adviser	100%

MSB Real Estate Corp.	Connecticut	Real Estate Investment	100%

PB Real Estate, Inc.	Connecticut	Real Estate Investment	100%

ONB Realty Corp.	Maine	Real Estate Investment	100%